Exhibit 99.1
Oxford Industries, Inc. Press Release
222 Piedmont Avenue, N.E. ● Atlanta, Georgia 30308

Contact:	Anne M. Shoemaker
Telephone:	(404) 653-1455
Fax:	(404) 653-1545
E-Mail:	ashoemaker@oxfordinc.com

FOR IMMEDIATE RELEASE
December 9, 2009
Oxford Industries Reports Third Quarter Results
—Reports Sales of $200.5 million and Earnings of $0.27 per Share; Adjusted Earnings of $0.32 per Share—
— Raises Full Year Adjusted EPS Estimate to a range of $1.20-$1.25 —
ATLANTA, GA — Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its fiscal 2009 third quarter, which ended October 31, 2009. Consolidated net sales were $200.5 million in the third quarter of fiscal 2009 compared to $244.2 million in the third quarter of fiscal 2008. Diluted net earnings per share were $0.27 compared to $0.31 in the third quarter of fiscal 2008.
During the quarter, the Company recorded a LIFO accounting charge of $1.3 million. Excluding the impact of this charge, adjusted diluted net earnings per share in the third quarter of fiscal 2009 were $0.32 compared to adjusted diluted net earnings per share of $0.37 in the third quarter of fiscal 2008. A table reconciling GAAP net earnings per share to adjusted net earnings per share for the third quarter and first nine months of fiscal 2009 and fiscal 2008 is included at the end of this release.
J. Hicks Lanier, Chairman and Chief Executive Officer of Oxford Industries, Inc., commented, “We continue to be pleased with the positioning and strength of our brands and the way our teams have executed our strategies. Effective risk management, inventory control, and operating discipline allowed each of our operating groups to contribute positive operating results. We are particularly encouraged by the fact that, for the months of September, October and November, we have realized modest same store sales growth in our Tommy Bahama retail stores.”
Operating Results
Tommy Bahama reported net sales of $75.4 million for the third quarter of fiscal 2009 compared to $83.7 million in the third quarter of fiscal 2008. The sales decrease was due to the difficult wholesale environment partially offset by sales in retail stores opened after the beginning of the third quarter of fiscal 2008 and increased e-commerce sales. Tommy Bahama’s operating income for the third quarter of fiscal 2009 was $2.1 million compared to $0.7 million in the third quarter of fiscal 2008. The increase in operating income was primarily due to reduced SG&A partially offset by the reduction in wholesale sales and decreased royalty income. At the end of the third quarter, Tommy Bahama operated 85 retail stores compared to 79 on November 1, 2008.
Ben Sherman reported net sales of $29.8 million for the third quarter of fiscal 2009 compared to $38.2 million in the third quarter of fiscal 2008. The reduction in sales was primarily due to reduced wholesale shipments resulting from the challenging market conditions, a 10% reduction in the average exchange rate of the British pound versus the United States dollar and the transition of the footwear and kids’ businesses to third party licensees. Ben Sherman reported operating income of $2.3 million in the third quarter of fiscal 2009 compared to operating income of $3.2 million in the third quarter of fiscal 2008. The reduction in operating income was primarily due to lower sales and the unfavorable impact on cost of goods sold related to inventory purchases denominated in U.S. dollars but sold in other currencies, partially offset by reductions in SG&A.
Net sales for Lanier Clothes were $35.6 million in the third quarter of fiscal 2009 compared to $44.3 million reported in the third quarter of fiscal 2008. The reduction in revenue was primarily due to the Company’s exit from certain underperforming licensed businesses last year. Operating income in the third quarter of fiscal 2009 was $5.2 million compared to operating income of $4.5 million in the third quarter of fiscal 2008. The increase in operating income was primarily due to reduced SG&A and increased gross margins partially offset by reduced sales.
Oxford Apparel reported net sales of $60.2 million for the third quarter of fiscal 2009 compared to $78.1 million in the third quarter of fiscal 2008. The reduction in sales was due to the exit from certain lines of business as well as the difficult economic environment. Operating income for Oxford Apparel was $6.3 million in the third quarter of fiscal 2009 compared to $7.3 million in the third quarter of fiscal 2008. The impact of decreased sales was partially offset by reductions in SG&A related to reduced employment costs and other operating expenses.
The Corporate and Other operating loss increased to $4.9 million for the third quarter of fiscal 2009 from $2.9 million in the third quarter of fiscal 2008. The increased loss was due primarily to a LIFO accounting charge of $1.3 million.
Consolidated gross margins for the third quarter of fiscal 2009 increased to 40.0% compared to 38.3% in the third quarter of fiscal 2008. Gross margins were positively impacted by the sales mix between our retail operations and wholesale operations. Retail sales, which generally have higher gross margins, represented a higher proportion of our net sales during the quarter. Gross margins were negatively impacted by the $1.3 million LIFO accounting charge.
SG&A for the third quarter of fiscal 2009 decreased to $72.4 million, or 36.1% of net sales, compared to $84.6 million, or 34.7% of net sales, in the third quarter of fiscal 2008. The decrease in SG&A was primarily due to significant reductions in the Company’s employment and other overhead costs, expense reductions associated with the exit from certain businesses and the impact of the decline in the British pound versus the United States dollar. These cost savings were partially offset by expenses associated with the operation of additional retail stores which opened subsequent to the beginning of the third quarter of fiscal 2008.
Royalties and other operating income for the third quarter of fiscal 2009 were $3.6 million compared to $4.6 million in the third quarter of fiscal 2008. The decrease was primarily due to Tommy Bahama’s termination of its license agreement for footwear, the challenging economic conditions and the decline in the British pound versus the United States dollar, which impacted Ben Sherman royalty income.
Interest expense for the third quarter of fiscal 2009 was $5.3 million compared to $6.4 million in the third quarter of fiscal 2008. In the third quarter of fiscal 2008, the Company recorded a charge of $0.9 million associated with the write-off of unamortized financing cost as a result of the amendment and restatement of its U.S. revolving credit agreement. The Company expects to incur approximately $5.3 million of interest expense in the fourth quarter of fiscal 2009.
For the first nine months of fiscal 2009 consolidated net sales decreased to $610.2 million from $747.6 million in the first nine months of fiscal 2008. Excluding the impact of restructuring charges and other unusual items, adjusted diluted net earnings per share in the first nine months of fiscal 2009 decreased to $1.11 from adjusted diluted net earnings per share of $1.36 in the first nine months of fiscal 2008. Including the restructuring charges and other unusual items, in the first nine months of fiscal 2009, earnings per diluted share were $0.72 compared to $1.00 in the first nine months of fiscal 2008.
Balance Sheet and Liquidity
Total inventories at October 31, 2009 were $83.7 million, down 23% from November 1, 2008. Inventory levels at Ben Sherman, Lanier Clothes and Oxford Apparel have each decreased as the Company has focused on mitigating inventory markdown risk and promotional pressure, as well as exiting certain lines of business. Inventory levels increased slightly year over year at Tommy Bahama to support additional retail stores. Receivables totaled $94.5 million at quarter end, down 21% from the end of last year’s third quarter. The decrease was attributable to lower wholesale sales.
As a result of strong cash flow from operations, total debt was reduced from $235.6 million at November 1, 2008 to $178.7 million at October 31, 2009. As of October 31, 2009, the Company had approximately $105 million in unused availability under its U.S. revolving credit facility and $11 million in unused availability under its U.K. revolving credit facility.
The Company’s capital expenditures for fiscal 2009 are expected to be approximately $10 million, including $8.4 million incurred during the first nine months of fiscal 2009. These expenditures consist primarily of additional Tommy Bahama and Ben Sherman retail stores and the costs associated with the implementation of a new integrated financial system.

Fiscal 2009 Guidance
For the full fiscal year 2009, the Company expects net sales in the range of $790 million to $800 million compared to previously issued guidance of net sales in the range of $765 million to $780 million. Adjusted diluted net earnings per share for fiscal 2009 are expected to be between $1.20 and $1.25 compared to previously issued guidance of adjusted diluted net earnings per share between $0.90 and $1.05.
Dividend
The Company also announced that its Board of Directors has approved a cash dividend of $0.09 per share payable on January 29, 2010 to shareholders of record as of the close of business on January 15, 2010. The Company has paid dividends every quarter since it became publicly owned in 1960.
Conference Call
The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today. A live web cast of the conference call will be available on the Company’s website at www.oxfordinc.com. Please visit the website at least 15 minutes before the call to register for the teleconference web cast and download any necessary software. A replay of the call will be available through December 23, 2009. To access the telephone replay, participants should dial (719)457-0820. The access code for the replay is 4451514. A replay of the web cast will also be available following the teleconference on the Company’s website at www.oxfordinc.com.
About Oxford:
Oxford Industries, Inc. is an international apparel design, sourcing and marketing company featuring a diverse portfolio of owned and licensed brands and a collection of private label apparel businesses. Oxford’s brands include Tommy Bahama®, Ben Sherman®, Billy London®, Arnold Brant®, Ely®, and Oxford Golf®. The Company also holds exclusive licenses to produce and sell certain product categories under the Kenneth Cole®, Geoffrey Beene® and Dockers® labels. Oxford’s wholesale customers are found in every major channel of distribution, including national chains, specialty catalogs, mass merchants, department stores, specialty stores and Internet retailers. The Company operates retail stores, restaurants and Internet websites for some of its brands. The Company also has license arrangements with select third parties to produce and sell certain product categories under its Tommy Bahama and/or Ben Sherman brands. Oxford’s stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford’s website at www.oxfordinc.com.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS
This press release may include statements that are forward-looking statements within the meaning of the federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Important assumptions relating to these forward-looking statements include, among others, assumptions regarding the impact on consumer demand and spending of recent economic conditions, demand for our products, timing of shipments requested by our wholesale customers, expected pricing levels, competitive conditions, the timing and cost of planned capital expenditures, costs of products and raw materials we purchase, access to capital and/or credit markets, particularly in light of recent conditions in those markets, expected outcomes of pending or potential litigation and regulatory actions and disciplined execution by key management. Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I, Item 1A. Risk Factors contained in our Form 10-Q for the quarterly period ended August 1, 2009 under the heading “Risk Factors” and those described from time to time in our future reports filed with the SEC.

OXFORD INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except per share amounts)

			First	First
	Third	Third	Nine	Nine
	Quarter	Quarter	Months	Months
	Fiscal	Fiscal	Fiscal	Fiscal
	2009	2008	2009	2008

Net sales	$200,538	$244,186	$610,156	$747,648
Cost of goods sold	120,283	150,557	361,587	441,039

Gross profit	80,255	93,629	248,569	306,609
SG&A	72,426	84,637	224,746	273,243
Amortization and impairment of intangible assets	317	692	940	5,538

	72,743	85,329	225,686	278,781
Royalties and other operating income	3,596	4,584	8,981	13,123

Operating income	11,108	12,884	31,864	40,951
Interest expense, net	5,302	6,437	16,112	18,754

Earnings before income taxes	5,806	6,447	15,752	22,197
Income taxes	1,568	1,672	4,469	6,432

Net earnings	$4,238	$4,775	$11,283	$15,765

Net earnings per common share:
Basic	$0.27	$0.31	$0.73	$1.01
Diluted	$0.27	$0.31	$0.72	$1.00

Weighted average common shares outstanding:
Basic	15,599	15,489	15,562	15,682
Dilution	366	92	167	91

Diluted	15,965	15,581	15,729	15,773

Dividends declared per common share	$0.09	$0.18	$0.27	$0.54

OXFORD INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, except par amounts)

	October 31,	November 1,
	2009	2008

ASSETS
Current Assets:
Cash and cash equivalents	$5,995	$8,034
Receivables, net	94,503	119,960
Inventories, net	83,675	108,622
Prepaid expenses	19,908	21,120

Total current assets	204,081	257,736
Property, plant and equipment, net	83,769	93,348
Goodwill, net	—	248,569
Intangible assets, net	138,409	208,315
Other non-current assets, net	23,741	26,928

Total Assets	$450,000	$834,896

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Trade accounts payable and other accrued expenses	$74,624	$89,242
Accrued compensation	11,656	14,972
Short-term debt and current maturities of long-term debt	17,479	16,038

Total current liabilities	103,759	120,252
Long-term debt, less current maturities	161,244	219,548
Other non-current liabilities	47,432	50,562
Non-current deferred income taxes	29,444	54,416
Commitments and contingencies
Shareholders’ Equity:
Common stock, $1.00 par value; 60,000 authorized and 16,528 issued and outstanding at October 31, 2009; and 15,866 issued and outstanding at November 1, 2008	16,528	15,866
Additional paid-in capital	90,511	87,465
Retained earnings	23,314	300,867
Accumulated other comprehensive income (loss)	(22,232)	(14,080)

Total shareholders’ equity	108,121	390,118

Total Liabilities and Shareholders’ Equity	$450,000	$834,896

OXFORD INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	First Nine	First Nine
	Months	Months
	Fiscal 2009	Fiscal 2008

Cash Flows From Operating Activities:
Net earnings	$11,283	$15,765
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	14,096	15,006
Amortization and impairment of intangible assets	940	5,538
Amortization of deferred financing costs and bond discount	2,881	2,572
Stock compensation expense	2,787	2,629
Loss on sale of property, plant and equipment	339	416
Equity method investment income	(901)	(875)
Deferred income taxes	(3,271)	(1,556)
Changes in working capital:
Receivables	(13,817)	(17,779)
Inventories	47,582	47,086
Prepaid expenses	(2,530)	(3,490)
Current liabilities	(17,595)	(7,781)
Other non-current assets	59	3,997
Other non-current liabilities	135	(242)

Net cash provided by operating activities	41,988	61,286
Cash Flows From Investing Activities:
Investments in unconsolidated entities	—	(666)
Purchases of property, plant and equipment	(8,419)	(17,280)
Proceeds from sale of property, plant and equipment	—	16

Net cash used in investing activities	(8,419)	(17,930)
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	(188,575)	(266,952)
Proceeds from revolving credit arrangements	187,477	230,430
Repurchase of 8 7/8% Senior Unsecured Notes	(166,805)	—
Proceeds from the issuance of 11 3/8% Senior Secured Notes	146,029	—
Deferred financing costs paid	(5,043)	(1,665)
Proceeds from issuance of common stock	316	264
Dividends on common stock	(4,406)	(11,557)

Net cash used in financing activities	(31,007)	(49,480)

Net change in cash and cash equivalents	2,562	(6,124)
Effect of foreign currency translation on cash and cash equivalents	143	(754)
Cash and cash equivalents at the beginning of year	3,290	14,912

Cash and cash equivalents at the end of period	$5,995	$8,034

OXFORD INDUSTRIES, INC.
OPERATING GROUP INFORMATION
(UNAUDITED)
(in thousands)

			First Nine	First Nine
	Third Quarter	Third Quarter	Months	Months Fiscal
	Fiscal 2009	Fiscal 2008	Fiscal 2009	2008

Net Sales
Tommy Bahama	$75,403	$83,726	$268,262	$324,991
Ben Sherman	29,844	38,235	77,690	107,317
Lanier Clothes	35,555	44,314	92,266	111,185
Oxford Apparel	60,155	78,082	172,823	204,790
Corporate and Other	(419)	(171)	(885)	(635)

Total Net Sales	$200,538	$244,186	$610,156	$747,648

Operating Income (loss)
Tommy Bahama	$2,143	$689	$27,772	$38,315
Ben Sherman	2,323	3,242	(5,961)	1,495
Lanier Clothes	5,243	4,482	10,681	(6,894)
Oxford Apparel	6,342	7,346	15,664	16,409
Corporate and Other	(4,943)	(2,875)	(16,292)	(8,374)

Total Operating Income (loss)	$11,108	$12,884	$31,864	$40,951
Interest Expense, net	5,302	6,437	16,112	18,754

Earnings Before Income Taxes	$5,806	$6,447	$15,752	$22,197

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RECONCILIATION OF GAAP NET EARNINGS (LOSS) PER DILUTED SHARE TO
ADJUSTED NET EARNINGS PER DILUTED SHARE
Set forth below is our reconciliation of net earnings (loss) per diluted share, calculated in accordance with generally accepted accounting principles, or GAAP, to adjusted net earnings per diluted share for the third quarter, first nine months and full year for fiscal 2009 and fiscal 2008. Adjusted net earnings per diluted share excludes the impact of (i) certain restructuring charges, (ii) other unusual items, (iii) the write off of unamortized financing costs associated with changes in our debt structure, (iv) certain goodwill, intangible asset and investment in joint venture impairment charges, (v) certain property, plant and equipment impairment charges, (vi) LIFO accounting adjustments, (vii) the gain on the repurchase of $33.2 million face value of our senior unsecured notes and (viii) certain adjustments to tax expense primarily resulting from changes in contingency reserves. We believe that investors often look at ongoing operations as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, we believe that presenting our results excluding these items provides useful information to investors because this allows investors to make decisions based on our ongoing operations. We use the results excluding these items to discuss our business with investment institutions, our board of directors and others. Further, we believe that presenting our results excluding these items provides useful information to investors because this allows investors to compare our results for the periods presented to other periods.

			First	First
	Third	Third	Nine	Nine
	Quarter	Quarter	Months	Months	Full Year	Full Year
	Fiscal 2009	Fiscal 2008	Fiscal 2009	Fiscal 2008	Fiscal 2009	Fiscal 2008
	Actual	Actual	Actual	Actual	Guidance	Actual

Per Diluted Share:
GAAP net earnings (loss)	$0.27	$0.31	$0.72	$1.00	$0.80-$0.85	$(17.00)
Restructuring charges (1)	—	0.03	0.06	0.34	0.06	0.45
Net gain from other unusual items (2)	—	—	—	(0.04)	—	(0.04)
Unamortized financing costs written off	—	0.04	0.08	0.04	0.08	0.04
Impairment charges for goodwill, intangible assets and investment in joint venture	—	—	—	0.14	—	18.66
Impairment charges for property, plant and equipment	—	—	—	0.01	—	0.06
LIFO accounting adjustments	0.06	—	0.26	(0.12)	0.26	(0.38)
Gain on repurchase of Senior Unsecured Notes	—	—	—	—	—	(0.33)
Adjustments to tax expense	—	—	—	—	—	(0.02)

Adjusted net earnings (3)	$0.32	$0.37	$1.11	$1.36	$1.20-$1.25	$1.44

(1)	Charges relate to inventory disposal, payments related to license termination, severance costs and charges related to vacated leased office space.

(2)	Unusual items include the resolution of a contingent liability and the sale of a trademark, partially offset by an increase in bad debt expense due to certain significant customer bankruptcies during the second quarter of fiscal 2008.

(3)	Columns may not add due to rounding.
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